                                                                      Exhibit 28

Chittenden Corporation
2 Burlington Square
P.O. Box 820                                                          Chittenden
Burlington, Vermont 05402-0820          Kirk W. Walters              CORPORATION
802-658-4000                            (802) 660-1561

- --------------------------------------------------------------------------------
For Immediate Release



July 22, 1999
                                                            51/99



CHITTENDEN REPORTS EARNINGS, ANNOUNCES DIVIDEND
- -----------------------------------------------

Burlington, VT -- Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced second quarter 1999 operating net income of $12.1 million compared to $12.6 million earned in the same period last year. This represents $0.42 per diluted share, compared to $0.44 per diluted share earned in the second quarter of 1998. For the first six months of 1999, operating earnings were $0.84 per diluted share, an increase from $0.83 for the same period last year.

On May 28, 1999, Chittenden Corporation completed its acquisition of Vermont Financial Services Corp. (VFSC) in a stock-for-stock merger. Vermont Financial was the parent company of Vermont National Bank, headquartered in Brattleboro, Vermont, and United Bank, headquartered in Greenfield, Massachusetts. Approximately fourteen million shares of Chittenden common stock were issued in the transaction, which brought the total number of Chittenden shares outstanding to twenty-eight million. The acquisition has been accounted for as a pooling of interests and accordingly, all financial data has been restated to reflect the combined financial condition and results of operations as if the acquisition had been in effect for all periods presented.

In making the announcement, Perrault said, "We are very pleased to have completed our merger with Vermont Financial Services Corp. and to have shifted our focus to smoothly executing the combination of the operations of the two corporations. We have made good progress to date and I am particularly pleased with the way the two organizations are working together as a combined entity".

Chittenden also announced its quarterly dividend of $0.22 per share. The dividend will be paid on August 20, 1999, to shareholders of record on August 6, 1999.

The operating return on average equity was 12.28% for the second quarter of 1999, compared with 13.34% in the same quarter of 1998. For the first half of 1999, operating return on average equity was 12.36%, compared with 13.00% for the same period last year. The operating return on average assets for the second quarter of 1999 was 1.17%, down from 1.25% for the second quarter of 1998. For the first six months of 1999, the operating return on average assets was 1.16%, down from 1.21% a year ago. The declines in operating ROE were again attributable to increased levels of average stockholders' equity caused by the Company's rescission of its share repurchase program prior to the announcement of the agreement to acquire VFSC.



                                    - more -



                  Contact Person: Rob Hofmann (802) 660-1308

Chittenden Corporation
2 Burlington Square
P.O. Box 820                                                         Chittenden
Burlington, Vermont 05402-0820          Kirk W. Walters              CORPORATION
802-658-4000                            (802) 660-1561

- --------------------------------------------------------------------------------
For Immediate Release


The Company recorded $71 million (pre-tax) of special charges in the second quarter. Merger related charges for the quarter ended June 30, 1999 totaled $49.9 million on an pre-tax basis. These merger expenses included conversion, severance and transaction costs, such as legal, advisory and accounting fees. Additionally, impaired goodwill, related to VFSC's purchase of Eastern Bancorp, totaling approximately $21.1 million was written off as a result of the divestitures required by the

U.S. Department of Justice and Federal Reserve. As a result of these special charges, Chittenden's net losses for the second quarter and the first six months of 1999 were $44.4 million and $32.5 million, respectively, or $1.55 and $1.14 per diluted share.

The net interest margin for the first quarter of 1999 was 4.61%, compared with 4.74% in the same period of 1998, and 4.61% for the first quarter of 1999. Net interest income was $43.2 million for the second quarter of 1999 and $42.8 million for the second quarter of 1998. The increase in net interest income from the second quarter of 1998 was attributed to higher levels of average interest earning assets caused by increased levels of average deposits in the 1999 second quarter as compared to the 1998 second quarter. These higher levels of interest earning assets offset the decline in the net interest margin earned on those assets. For the first half of 1999, net interest income was $86.4 million, compared with $85.7 million in 1998. The net interest margin for the first six months of 1999 was 4.61%, compared with 4.76% for the 1998 period.

Noninterest income amounted to $16.6 million for the second quarter of 1999 and $32.8 million for the first half of 1999, down from $17.2 million and $33.2 million for the same periods last year. The decrease of 1% or $413,000 for the first half of 1999 was primarily attributable to a $1.1 million decrease in service charges on deposits, offset by a 15% or $944,000 increase in investment management revenue.

Operating noninterest expenses were $38.2 million for the second quarter, and $76.6 million for the first half of 1999. These amounts were $752,000 and $1.5 million higher than the same periods for the previous year. Both of these amounts represented increases of approximately 2% over the comparable 1998 periods.

The allowance for possible loan losses was $42.4 million at June 30, 1999, compared with $45.7 million a year ago, and $41.2 million at December 31, 1998. Nonperforming assets were $14.4 million at June 30, 1999, down substantially from $27.0 million at June 30, 1998, and $19.8 million at December 31, 1998. The June 30, 1999 nonperforming balance reflects two large payoffs on nonperforming commercial loans, which occurred during the second quarter, as well as continuing reductions in the levels of Other Real Estate Owned.

Chittenden is a bank holding company headquartered in Burlington, Vermont, with total assets of $4.1 billion at June 30, 1999. Its subsidiary banks are Chittenden Bank, Vermont National Bank, The Bank of Western Massachusetts, United Bank, and Flagship Bank and Trust Company. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.



                  Contact Person: Rob Hofmann (802) 660-1308

CHITTENDEN CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)
                                                                                  Restated      Restated      Restated
Period End Balance Sheet Data                                        6/30/99       3/31/99      12/31/98       6/30/98
- -----------------------------                                        -------       -------      --------       -------

Cash and Cash Equivalents                                        $   203,349   $   230,194   $   255,871   $   252,587

Securities                                                           866,657       956,055     1,027,226       910,627

Loans:
  Commercial                                                         527,250       505,411       480,801       474,585
  Municipal                                                           83,975        93,964        97,189        72,880
  Real Estate:
    Residential                                                    1,123,218     1,125,408     1,159,819     1,196,064
    Commercial                                                       631,478       600,175       573,253       540,233
    Construction                                                      65,508        72,142        69,690        61,911
                                                               -------------------------------------------------------
      Total Real Estate                                            1,820,204     1,797,725     1,802,762     1,798,208
  Consumer                                                           478,099       421,736       414,830       372,339
                                                               -------------------------------------------------------

Total Loans                                                        2,909,528     2,818,836     2,795,582     2,718,012
  Less:  Allowance for Possible Loan Losses                          (42,431)      (42,262)      (41,209)      (45,727)
                                                               -------------------------------------------------------
Net Loans                                                          2,867,097     2,776,574     2,754,373     2,672,285

Other Real Estate Owned                                                  615         1,354         1,870         3,300
Other Assets                                                         193,587       223,550       225,103       229,261
                                                               -------------------------------------------------------

Total Assets                                                     $ 4,131,305   $ 4,187,727   $ 4,264,443   $ 4,068,060
                                                               =======================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Demand                                                         $   615,292   $   596,703   $   613,645   $   591,586
  Savings                                                          1,982,213     2,026,134     2,059,028     1,864,582
  Certificates of Time less than $100,000
    and Other Time Deposits                                          781,758       778,080       798,921       841,543
  Certificates of Time $100,000 and Over                             188,029       208,399       208,177       169,494
                                                               -------------------------------------------------------
Total Deposits                                                     3,567,292     3,609,316     3,679,771     3,467,205

Short-Term Borrowings                                                138,966       129,796       135,276       157,450
Accrued Expenses and Other Liabilities                                82,386        54,012        59,936        58,448
                                                               -------------------------------------------------------
Total Liabilities                                                  3,788,644     3,793,124     3,874,983     3,683,103

Total Stockholders' Equity                                           342,661       394,603       389,460       384,957
                                                               -------------------------------------------------------

Total Liabilities and Stockholders' Equity                       $ 4,131,305   $ 4,187,727   $ 4,264,443   $ 4,068,060
                                                               =======================================================

Book Value per Common Share                                           $12.15        $14.12        $13.94        $13.49
Common Shares Outstanding                                         28,193,504    27,954,894    27,937,069    28,529,823

Credit Quality Data
- -------------------
     Nonperforming Assets (including OREO)                       $    14,372   $    17,535   $    19,784   $    27,026
     90 days past due and still accruing                               4,144         5,807         4,336         6,819
     Nonperforming Assets to Loans Plus OREO                            0.50%         0.62%         0.71%         0.99%
     Allowance to Loans                                                 1.46%         1.50%         1.47%         1.68%
     Allowance to Nonperforming Loans (excluding OREO)                314.42%       261.18%       230.03%       192.73%

QTD Average Balance Sheet Data
- ------------------------------
     Loans, Net                                                  $ 2,774,036   $ 2,785,443   $ 2,783,411   $ 2,706,609
     Earning Assets                                                3,841,989     3,854,592     3,865,454     3,701,844
     Total Assets                                                  4,161,390     4,174,514     4,204,429     4,049,339
     Deposits                                                      3,587,971     3,596,764     3,616,573     3,438,641
     Stockholders'  Equity                                           396,045       388,535       389,405       379,917


Prior periods have been restated to reflect the acquisition of Vermont Financial Services Corp.


CHITTENDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)
                                                                         For the Three Months                   For the Six Months
                                                                             Ended June 30,                       Ended June 30,
                                                                           1999          1998                   1999         1998
                                                                           ----          ----                   ----         ----
                                                                                     Restated                            Restated
Interest Income:
 Interest on Loans                                                  $    57,338   $    58,876            $   113,910   $   117,946
 Interest on Investments                                                 14,339        15,756                 29,962        31,270
                                                         -------------------------------------------------------------------------
Total Interest Income                                                    71,677        74,632                143,872       149,216
                                                         -------------------------------------------------------------------------


Interest Expense:
  Deposits                                                               26,836        29,338                 54,250        58,570
  Short-term Borrowings                                                   1,599         2,459                  3,211         4,992
                                                         -------------------------------------------------------------------------
Total Interest Expense                                                   28,435        31,797                 57,461        63,562

Net Interest Income                                                      43,242        42,835                 86,411        85,654
Provision for Possible Loan Losses                                        2,175         2,310                  4,350         4,710
                                                         -------------------------------------------------------------------------


Net Interest Income after Provision
    for Possible Loan Losses                                             41,067        40,525                 82,061        80,944
                                                         -------------------------------------------------------------------------


Noninterest Income:
  Investment Management and Trust Income                                  3,657         3,164                  7,199         6,255
  Service Charges on Deposit Accounts                                     4,687         5,240                  9,102        10,186
  Mortgage Servicing Income                                                 808           848                  1,738         1,591
  Gains on Sales of Mortgage Loans, Net                                   1,395         2,127                  3,199         4,087
  Credit Card Income, Net                                                 1,510         1,821                  2,850         3,124
  Insurance Commissions, Net                                                560           577                  1,201         1,543
  Securities Gains                                                            -           111                      -           261
  Other                                                                   3,984         3,325                  7,470         6,125
                                                         -------------------------------------------------------------------------
Total Noninterest Income                                                 16,601        17,216                 32,759        33,172
                                                         -------------------------------------------------------------------------


Noninterest Expense:
  Salaries and Employee Benefits                                         19,385        18,605                 38,829        37,700
  Net Occupancy Expense                                                   6,396         6,417                 13,036        12,842
  Other Real Estate Owned,  Expense, Net                                    110           314                    256           575
  Amortization of Intangibles                                             1,465         1,465                  2,928         2,949
  Special Charges                                                        70,995             -                 70,995             -
  Other                                                                  10,890        10,693                 21,554        21,067
                                                         -------------------------------------------------------------------------
Total Noninterest Expense                                               109,241        37,494                147,598        75,133
                                                         -------------------------------------------------------------------------


Income (Loss) Before Income Taxes                                       (51,573)       20,247                (32,778)       38,983
Income Tax Expense (Benefit)                                             (7,169)        7,607                   (294)       14,728
                                                         -------------------------------------------------------------------------


Net Income (Loss)                                                   $   (44,404)  $    12,640            $   (32,484)  $    24,255
                                                         =========================================================================



Weighted Average Common Shares Outstanding                           28,121,995    28,551,461             28,044,635    28,574,962
Weighted Average Common and
   Common Equivalent Shares Outstanding                              28,601,396    29,049,572             28,543,302    29,077,071

Earnings Per Share, Basic                                           $     (1.58)  $      0.44            $     (1.16)  $      0.85
Earnings Per Share, Diluted                                               (1.55)         0.44                  (1.14)         0.83
Dividends Per Share                                                        0.19          0.17                   0.37          0.33

Operating Net Income                                                $    12,127   $    12,640            $    24,046   $    24,255
Operating Earnings Per Share, Basic                                 $      0.43   $      0.44            $      0.86   $      0.85
Operating Earnings Per Share, Diluted                                      0.42          0.44                   0.84          0.83

Operating Return on Average Equity                                        12.28%        13.34%                 12.36%        13.00%
Operating Return on Average Assets                                         1.17%         1.25%                  1.16%         1.21%
Net Yield on Earning Assets                                                4.61%         4.74%                  4.61%         4.76%



Prior periods have been restated to reflect the acquisition of Vermont Financial Services Corp.

CHITTENDEN CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited) *

                                          03/31/98     06/30/98     09/30/98     12/31/98     03/31/99     06/30/99
                                        ----------   ----------   ----------   ----------   ----------   ----------
ASSETS

Cash and Cash Equivalents               $  286,011   $  252,587   $  261,540   $  255,871   $  230,194   $  203,349
Securities Available For Sale              854,194      888,648      897,281    1,005,247      934,076      844,678
FHLB and FRB Stock                          21,979       21,979       21,979       21,979       21,979       21,979
Mortgage Loans Held for Sale               104,508       89,089       90,024       53,684       24,599       17,831

Loans:
  Commercial                               447,443      474,585      494,836      480,801      505,411      527,250
  Municipal                                 89,856       72,880      113,363       97,189       93,964       83,975

  Real Estate:
    Residential                          1,103,553    1,106,975    1,085,900    1,106,135    1,100,809    1,105,387
    Commercial                             536,003      540,233      553,289      573,253      600,175      631,478
    Construction                            59,775       61,911       60,230       69,690       72,142       65,508
                                    -------------------------------------------------------------------------------
    Total Real Estate                    1,699,331    1,709,119    1,699,419    1,749,078    1,773,126    1,802,373
  Consumer                                 348,391      372,339      393,706      414,830      421,736      478,099
                                    -------------------------------------------------------------------------------
Total Loans                              2,585,021    2,628,923    2,701,324    2,741,898    2,794,237    2,891,697
  Less:  Allowance for Possible Loan
   Losses                                  (45,207)     (45,727)     (41,492)     (41,209)     (42,262)     (42,431)
                                    -------------------------------------------------------------------------------
Net Loans                                2,539,814    2,583,196    2,659,832    2,700,689    2,751,975    2,849,266

Accrued Interest Receivable                 33,350       33,854       32,557       32,523       31,334       31,767
Other Real Estate Owned                      4,258        3,300        3,038        1,870        1,354          615
Other Assets                                66,770       51,154       50,500       52,108       54,667       69,098
Premises and Equipment, Net                 71,804       71,685       71,232       71,012       69,558       47,437
Intangible Assets                           74,047       72,568       71,098       69,460       67,991       45,285
                                    -------------------------------------------------------------------------------
Total Assets                            $4,056,735   $4,068,060   $4,159,081   $4,264,443   $4,187,727   $4,131,305
                                    ===============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Demand                                $  540,869   $  591,586   $  572,652   $  613,645   $  596,703   $  615,292
  Savings                                1,853,118    1,864,582    1,951,810    2,059,028    2,026,134    1,982,213
  Time Deposits less than $100,000         869,921      841,543      821,932      798,921      778,080      781,758
  Time Deposits $100,000 and over          196,601      169,494      210,759      208,177      208,399      188,029
                                    -------------------------------------------------------------------------------
Total Deposits                           3,460,509    3,467,205    3,557,153    3,679,771    3,609,316    3,567,292

Short-Term Borrowings                      162,472      157,450      157,107      135,276      129,796      138,966
Accrued Expenses and Other
 Liabilities                                51,321       58,448       57,299       59,936       54,012       82,386
                                    -------------------------------------------------------------------------------
Total Liabilities                        3,674,302    3,683,103    3,771,559    3,874,983    3,793,124    3,788,644

Stockholders' Equity:
  Common Stock - $1 Par Value               30,135       30,049       29,727       29,685       29,703       28,193
  Surplus                                  188,663      186,010      178,724      178,102      178,650      145,994
  Retained Earnings                        191,145      198,917      206,342      214,329      221,220      171,489
  Treasury Stock - At Cost                 (31,213)     (34,170)     (38,302)     (38,852)     (37,757)           -
  Accumulated Other Comprehensive
   Income                                    4,093        4,556       11,321        6,462        3,033       (2,788)
  Unearned Portion of Employee
   Restricted Stock                           (390)        (405)        (290)        (266)        (246)        (227)
                                    -------------------------------------------------------------------------------
Total Stockholders' Equity                 382,433      384,957      387,522      389,460      394,603      342,661

Total Liabilities and Stockholders'
 Equity                                 $4,056,735   $4,068,060   $4,159,081   $4,264,443   $4,187,727   $4,131,305
                                    ===============================================================================


  *Prior periods are restated to reflect the acquisition of Vermont Financial
   Services Corp.

CHITTENDEN CORPORATION
Consolidated Statements of Income (Unaudited) *

                                                  QTR            QTR        QTR        QTR         QTR        QTR
                                                  03/31/98       06/30/98   09/30/98   12/31/98    03/31/99   06/30/99
Interest Income:
 Interest on Loans                               $  59,070      $  58,876  $  59,971  $  58,991   $  56,572  $  57,338
 Interest on Investments                            15,514         15,756     15,446     16,058      15,623     14,339
                                         -----------------------------------------------------------------------------
Total Interest Income                               74,584         74,632     75,417     75,049      72,195     71,677

Interest Expense:
  Deposits                                          29,232         29,338     29,572     29,358      27,414     26,836
  Short-term Borrowings                              2,533          2,459      1,937      1,806       1,612      1,599
                                         -----------------------------------------------------------------------------
Total Interest Expense                              31,765         31,797     31,509     31,164      29,026     28,435

Net Interest Income                                 42,819         42,835     43,908     43,885      43,169     43,242
Provision for Possible Loan Losses                   2,400          2,310      2,250      1,275       2,175      2,175

Net Interest Income after Provision
    for Possible Loan Losses                        40,419         40,525     41,658     42,610      40,994     41,067
                                         -----------------------------------------------------------------------------

Noninterest Income:
  Investment Management and Trust Income             3,091          3,164      3,249      3,409       3,542      3,657
  Service Charges on Deposit Accounts                4,946          5,240      4,863      5,023       4,415      4,687
  Mortgage Servicing Income                            743            848        829        851         930        808
  Gains on Sales of Mortgage Loans, Net              1,960          2,127      1,858      2,089       1,804      1,395
  Credit Card Income, Net                            1,300          1,824      1,408      1,352       1,340      1,510
  Insurance Commissions, Net                           966            577        819        516         641        560
  Securities Gains/Losses                              150            111         95        429           0          0
  Other                                              2,800          3,325      3,857      3,271       3,486      3,984
                                         -----------------------------------------------------------------------------
Total Noninterest Income                            15,956         17,216     16,978     16,940      16,158     16,601

Noninterest Expense:
  Salaries and Employee Benefits                    19,095         18,605     19,870     19,705      19,444     19,385
  Net Occupancy Expense                              6,425          6,417      6,079      6,378       6,640      6,396
  Other Real Estate Owned,  Expense, Net               261            314        187       (111)        146        110
  Amortization of Intangibles                        1,484          1,465      1,464      1,463       1,463      1,465
  Special Charges                                        0              0          0          0           0     70,995
  Other                                             10,374         10,693     10,894     11,621      10,664     10,890
                                         -----------------------------------------------------------------------------
Total Noninterest Expense                           37,639         37,494     38,494     39,056      38,357    109,241

Income (Loss) Before Income Taxes                   18,736         20,247     20,142     20,494      18,795    (51,573)
Income Tax Expense (Benefit)                         7,121          7,607      7,623      7,490       6,875     (7,169)
                                         -----------------------------------------------------------------------------
Net Income (Loss)                                $  11,615      $  12,640  $  12,519  $  13,004   $  11,920   ($44,404)
                                         =============================================================================


        * Prior periods are restated to reflect the acquisition of Vermont Financial Services Corp.

CHITTENDEN CORPORATION                            QTD           QTD           QTD           QTD           QTD           QTD
Selected Financial Data (Unaudited) *            03/31/98      06/30/98      09/30/98      12/31/98      03/31/99      06/30/99
                                              -----------   -----------   -----------   -----------   -----------   -----------

Book Value per Common Share                         13.37         13.49         13.84         13.94         14.12         12.15
Tangible Book Value Per Share                       10.78         10.95         11.30         11.45         11.68         10.55
Common Shares Outstanding                      28,606,416    28,529,823    27,995,899    27,937,069    27,954,894    28,193,504

CREDIT QUALITY
- --------------
Nonperforming assets                          $    27,712   $    27,026   $    25,405   $    19,784   $    17,535   $    14,372
90 Days past due and still accruing                 5,486         6,819         4,855         4,336         5,807         4,144
Nonperforming assets to loans plus OREO              1.03%         0.99%         0.91%         0.71%         0.62%         0.50%
Allowance to Loans                                   1.68%         1.68%         1.49%         1.47%         1.50%         1.46%
Allowance to Nonperforming (excluding OREO)        192.75%       192.73%       185.50%       230.03%       261.18%       314.42%

QTR Average Balance Sheet
- -------------------------
Loans, Net                                    $ 2,697,119   $ 2,706,609   $ 2,766,337   $ 2,783,411   $ 2,785,443   $ 2,774,036
Earning Assets                                  3,670,786     3,701,844     3,759,118     3,865,454     3,854,592     3,841,989
Total Assets                                    4,028,578     4,049,339     4,087,053     4,204,429     4,174,514     4,161,390
Deposits                                        3,421,419     3,438,641     3,509,135     3,616,573     3,596,764     3,587,971
Stockholders Equity                               376,156       379,917       379,906       389,405       388,535       396,045

Earnings Per Share, Basic                            0.41          0.44          0.44          0.47          0.43         (1.58)
Earnings Per Share, Diluted                          0.40          0.44          0.44          0.46          0.42         (1.55)
Dividends Per Share                                  0.16          0.17          0.18          0.18          0.18          0.19

Operating Earnings Per Share, Basic                  0.41          0.44          0.44          0.47          0.43          0.43
Operating Earnings Per Share, Diluted                0.40          0.44          0.44          0.46          0.42          0.42

Weighted Average Common Shares Outstanding     28,599,603    28,551,461    28,224,418    27,924,260    27,966,416    28,121,995
Weighted Average Common and Common
 Equivalent Shares Outstanding                 29,107,003    29,049,572    28,697,009    28,390,496    28,446,902    28,601,396

Return on Average Equity                            12.52%        13.34%        13.28%        13.25%        12.44%        12.28%
Return on Average Assets                             1.17%         1.25%         1.23%         1.23%         1.16%         1.17%
Net Yield on Earning Assets                          4.80%         4.74%         4.73%         4.60%         4.61%         4.61%

*Prior periods have been restated to reflect the acquisition of Vermont
 Financial Service Corp.